SHARE EXCHANGE AGREEMENT

by and among

Wired Associates Solutions, Inc.,
a Nevada corporation

and

Park Investment Holdings, LLC,
a Delaware limited liability company,
as the Majority Stockholder of Wired Associates Solutions, Inc.

and

SnapTagz, LLC,
a Delaware limited liability company

and

Steven Spiegel
as the Majority Stockholder of SnapTagz, LLC,

and

Certain Equity Holders of SnapTagz, LLC,
who are signatories hereto

December 22, 2011

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) is entered into as of this 22nd day of December, 2011, by and among Wired Associates Solutions, Inc., a corporation duly organized and existing under the laws of the State of Nevada, located at 711 South Carson Street, Suite 4, Carson City, Nevada, 89701 (“Wired”), Park Investment Holdings, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, located at 1559 East 38th Street, Brooklyn, New York, 11234, as the majority stockholder of Wired (the “Wired Majority Stockholder”), SnapTagz, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, located at 1559 East 38th Street, Brooklyn, New York, 11234 (“SnapTagz”), Steven Spiegel, located at c/o SnapTagz, LLC, 1559 East 38th Street, Brooklyn, New York, 11234 as the majority membership unit holder of SnapTagz (the “SnapTagz Majority Equity Holder”), and certain equity holders of SnapTagz that are signatories hereto (collectively, the “SnapTagz Signatories” and, together with the SnapTagz Majority Equity Holder, the “SnapTagz Equity Holders”). SnapTagz, the SnapTagz Majority Equity Holder and the SnapTagz Signatories are hereinafter referred to collectively as the “SnapTagz Parties” and are each, a “SnapTagz Party”. Each of Wired, the Wired Majority Stockholder, SnapTagz, the SnapTagz Majority Equity Holder, and the SnapTagz Signatories are a “Party” and are together, the “Parties”.

WHEREAS, Wired’s common stock is publicly quoted on the OTC Markets OTCQB;

WHEREAS, the SnapTagz Parties believe that it is in their respective best interests to exchange (the “Exchange”) all of their respective equity interests of SnapTagz (the “SnapTagz Equity Interests”) for 59,520 shares of common stock, par value $0.001 per share, of Wired (the “Wired Exchange Shares”);

WHEREAS, Wired believes it is in the best interests of its stockholders to acquire all of the SnapTagz Equity Interests, which constitute 100% of the issued and outstanding membership units of SnapTagz in exchange for the issuance of the Wired Exchange Shares, all upon the terms and subject to the conditions as set forth in this Agreement; and

WHEREAS, it is the intention of the Parties that the Exchange qualify as a: (i) tax-free reorganization under Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended; and (ii) transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”).

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SHARE EXCHANGE

Section 1.01   Incorporation of Recitals. The recitals set forth hereinabove are hereby incorporated herein by this reference with the same force and effect as if fully hereinafter set forth.

Section 1.02   The Exchange.

(a)           On the terms and subject to the conditions set forth in this Agreement, on the date (the “Closing Date”) of the consummation of the transactions contemplated hereby (the “Closing”), each SnapTagz Equity Holder shall assign, transfer and deliver, free and clear of all liens, encumbrances, pledges, security interests, claims, charges, options, rights of first refusal, proxies, voting trusts, or agreements, transfer restrictions under any equity holder or similar agreement or any other restriction or limitation whatsoever, including any contract granting any of the foregoing (collectively, “Liens”), all of its SnapTagz Equity Interests as set forth in Schedule I attached hereto (the “Exchange Schedule”) in exchange for the number of Wired Exchange Shares, which shall be free and clear of any and all Liens, set forth opposite such SnapTagz Equity Holder’s name in the Exchange Schedule; and

(b)           As the result of the Exchange, (i) Wired shall acquire 100% of the issued and outstanding SnapTagz Equity Interests, constituting an aggregate of 456 membership units, and SnapTagz shall become a wholly owned subsidiary of Wired and (ii) the SnapTagz Equity Holders shall have received the Wired Exchange Shares.

Section 1.03   The Closing.

(a)           The Closing shall take place at 12:00 p.m. (New York City time) at the offices of Lucosky Brookman LLP, 33 Wood Avenue South, 6th Floor, Iselin, New Jersey 08830, on the earlier of (i) the date that is ten (10) business days after the execution of this Agreement and (ii) the date on which all of the conditions precedent set forth in Articles V, VI and VII hereof are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the Parties;

(b)           On the Closing Date, the SnapTagz Equity Holders shall surrender their certificates representing their respective SnapTagz Equity Interests to Wired, or its registrar or transfer agent, and be entitled to receive a certificate or certificates evidencing such SnapTagz Equity Holder’s Wired Exchange Shares;

(c)           Prior to the Closing, there shall be 1,950,000 Wired common shares issued and outstanding; and

(d)           Immediately after the Closing, there shall be 2,009,520 common shares issued and outstanding.

Section 1.04   Termination. This Agreement may be terminated by the board of members of SnapTagz (the “SnapTagz Board”) or the board of directors of Wired (the “Wired Board”), only in the event that either Wired or SnapTagz, as applicable, does not meet their respective conditions precedent set forth in Articles V, VI and VII hereof. If this Agreement is terminated pursuant to this Section 1.04, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder for any Party, except as expressly provided herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SNAPTAGZ

SnapTagz represents and warrants to Wired that, as of the date hereof and as of the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 2.01   Incorporation; Authorization; Enforceability.

(a)           SnapTagz is duly organized, validly existing and in good standing under the laws of the State of Delaware.  SnapTagz has the power and authority to carry on its business as it is now being conducted;

(b)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Organization of SnapTagz. SnapTagz has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

(c)           When fully executed by all Parties, this Agreement constitutes the valid and binding obligation of SnapTagz, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 2.02   Issued and Outstanding Interests.  There are 456 SnapTagz membership units currently issued and outstanding.  The issued and outstanding SnapTagz Equity Interests are validly issued, fully paid and non-assessable.

Section 2.03   Options or Rights.  There are no existing options, rights, calls or commitments of any character relating to any authorized but unissued SnapTagz membership units.

Section 2.04   No Dividends, Options or Warrants.  SnapTagz has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of assets to the SnapTagz Equity Holders or purchased or redeemed, or agreed to purchase or redeem, any of its equity or (ii) granted, or agreed to grant, any options, or other rights for its membership units or other corporate securities calling for the issuance thereof, except in connection with this Agreement.

Section 2.05   Litigation and Proceedings.  There are no material actions, suits, proceedings or investigations pending against SnapTagz before any court or other governmental agency or instrumentality.

Section 2.06   No Conflicts.  The execution, delivery and performance of this Agreement by SnapTagz will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to SnapTagz or its equity capital; or (iii) violate or breach any contractual obligation to which SnapTagz is a party or its equity are bound.

Section 2.07   Compliance with Laws and Regulations.  To its knowledge, SnapTagz has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of SnapTagz and except to the extent that noncompliance would not result in the occurrence of any material liability for SnapTagz.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SNAPTAGZ EQUITY HOLDERS

Except as set forth in the disclosure schedules to this Article III that are attached hereto (the “SnapTagz Equity Holder Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the SnapTagz Equity Holders, severally but not jointly, represent and warrant to Wired that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 3.01   Good Title.  Such SnapTagz Equity Holder is the record and beneficial owner, and has good title to, its SnapTagz Equity Interests, with the full right and authority to sell and deliver such SnapTagz Equity Interests, free and clear of any and all Liens, to Wired pursuant to the Exchange.  Wired, as the new owner of such SnapTagz Equity Interests, will receive good title to such SnapTagz Equity Interests, free and clear of all Liens.

Section 3.02   Due Formation; Power and Authority.

(a)           Such SnapTagz Equity Holder, if an entity, is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Such SnapTagz Equity Holder has the power and authority to carry on its business as it is now being conducted; and

(b)           Such SnapTagz Equity Holder, (i) if a partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) or other entity, has the full legal company power and authority; and (ii) if an individual, is of majority age and has the legal capacity, to execute and deliver this Agreement and consummate the transactions contemplated hereby, and to perform its obligations under this Agreement.  This Agreement constitutes a legal, valid, and binding obligation of such SnapTagz Equity Holder, enforceable against such SnapTagz Equity Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 3.03   No Conflicts.  The execution and delivery of this Agreement by such SnapTagz Equity Holder and the performance by such SnapTagz Equity Holder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or governmental entity under any laws; (ii) will not violate any laws applicable to such SnapTagz Equity Holder or its SnapTagz Equity Interests; and (iii) will not violate or breach any contractual obligation to which such SnapTagz Equity Holder is a party or under which its SnapTagz Equity Interests are bound.

Section 3.04   Acquisition of Wired Exchange Shares for Investment.

(a)           Purchase Entirely for Own Account.  The Wired Exchange Shares to be acquired by such SnapTagz Equity Holder hereunder will be acquired for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and such SnapTagz Equity Holder has no present intention of selling, granting any participation in or otherwise distributing the Wired Exchange Shares, except in compliance with applicable securities laws.  Such SnapTagz Equity Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) or other entity (“Person”) to sell, transfer or grant participation to such Person with respect to any of the Wired Exchange Shares;

(b)           Such SnapTagz Equity Holder (i) can bear the economic risk of its investment and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Wired and its securities;

(c)           Such SnapTagz Equity Holder understands that the Wired Exchange Shares are not registered under the Securities Act and that the issuance hereof to such SnapTagz Equity Holder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Such SnapTagz Equity Holder is an “accredited investor,” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Such SnapTagz Equity Holder agrees to provide documentation to Wired prior to the Closing as may be requested by Wired to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire.  Each certificate representing the Wired Exchange Shares issued to such SnapTagz Equity Holder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable Securities Laws (as defined herein):

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”;

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(d)           Such SnapTagz Equity Holder acknowledges that neither the U.S. Securities and Exchange Commission (the “SEC”), nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement;

(e)           Such SnapTagz Equity Holder acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in Wired and its securities and that all information required to be disclosed to it under Regulation D has been furnished to it by Wired.  To the full satisfaction of such SnapTagz Equity Holder, it has been furnished all materials that it has requested relating to Wired and the issuance of the Wired Exchange Shares hereunder, and has been afforded the opportunity to ask questions of Wired’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such SnapTagz Equity Holder. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Wired set forth in this Agreement, on which such SnapTagz Equity Holder has relied in making an exchange of its SnapTagz Equity Interests for the Wired Exchange Shares; and

(f)           Such SnapTagz Equity Holder understands that the Wired Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Wired Exchange Shares or any available exemption from registration under the Securities Act, the Wired Exchange Shares may have to be held indefinitely.  Such SnapTagz Equity Holder further acknowledges that the Wired Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied, including, without limitation, Wired’s compliance with the reporting requirements under the Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.05   Additional Legend; Consent.  Additionally, the Wired Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Such SnapTagz Equity Holder consents to Wired making a notation on its records or giving instructions to any transfer agent of the Wired Exchange Shares in order to implement the restrictions on transfer of the Wired Exchange Shares.

ARTICLE IV

REPRESENTATIONS, COVENANTS AND WARRANTIES OF WIRED AND THE
MAJORITY STOCKHOLDER OF WIRED

Except as set forth in the disclosure schedules to this Article IV that are attached hereto (the “Wired Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of Wired and the Wired Majority Stockholder, jointly and severally, represent and warrant to each SnapTagz Party that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 4.01   Organization; Authority.

(a)           Wired is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Wired is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.  Wired has delivered to SnapTagz true, complete and correct copies of its certificate of incorporation and bylaws, and any amendments thereto or restatements thereof, as in effect on the date hereof;

(b)           The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the certificate of incorporation or bylaws of Wired.  Wired has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

(c)           This Agreement constitutes the valid and binding obligation of Wired, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 4.02   Capitalization.

(a)           Wired’s authorized capital stock consists solely of 50,000,000 Wired common shares, par value $0.001 per share. Prior to closing, an aggregate of 1,950,000 Wired common shares are issued and outstanding. Except for the Wired common shares described in the foregoing provisions of this Section 4.02(a), there are no shares of capital stock or other equity securities of Wired authorized, issued or outstanding.  No Wired common shares are held in Wired’s treasury or reserved for issuance.  Wired does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity;

(b)           All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any (i) preemptive or other rights of any Person to acquire securities of Wired or (ii) applicable federal or state securities laws, and the rules and regulations promulgated thereunder (the “Securities Laws”).  Each SnapTagz Equity Holder shall receive good and valid title to its respective Wired Exchange Shares, free and clear of all Liens;

(c)           There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock or other securities of Wired.  There are no agreements of any character to which Wired is a party or by which it is bound obligating Wired to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Wired or obligating Wired to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Wired common shares or Wired preferred shares except as set forth in this Agreement;

(d)           Wired’s stock and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof).  All accounts, books, ledgers and official and other records of Wired fairly and accurately reflect all of Wired’s transactions, properties, assets and liabilities;

(e)           All outstanding equity securities of Wired have been issued and granted in compliance with all Securities Laws and other applicable laws and regulations, and all requirements set forth in any contract, agreement or instrument to which Wired is a party or under which its assets are bound; and

(f)           There are no registration rights, rights plan, anti-takeover plan or other agreement or understanding to which Wired is a party or by which it or its assets are bound, with respect to any equity security of any class of Wired, and there are no agreements to which Wired is a party, or which Wired has knowledge of after due diligence, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 4.03   Subsidiaries and Predecessor Corporations.   Wired does not have any predecessor entities or subsidiaries, and does not own, beneficially or of record, any shares of any other Person.

Section 4.04   Financial Statements; Taxes.

(a)           Included in the Wired Schedules are the audited balance sheets of Wired for the fiscal years ended October 31, 2010 and 2009, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended October 31, 2010 and 2009, together with the notes to such statements;

(b)           All such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied on the date and throughout the periods involved. The Wired balance sheets, statements of operations, stockholders’ equity and cash flows are true and accurate and present fairly as of their respective dates the financial condition of Wired;

(c)           Wired has no liabilities or obligations, direct or indirect, matured or unmatured, contingent or otherwise, of any nature whatsoever, and has not (i) borrowed or agreed to borrow any funds, or incurred or become subject to, any material obligation or liability; (ii) paid or agreed to pay any material obligations or liabilities (direct or indirect, matured or unmatured, contingent or otherwise), such as a guaranty of any obligation; or (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or canceled, or agreed to cancel, any debts or claims;

(d)           Wired has timely filed all state, federal and local income and franchise tax returns required to be filed by it from its inception to the date hereof.  Wired has no liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties); and

(e)           The books and records, financial and otherwise, of Wired are complete and correct and have been maintained in accordance with U.S. GAAP consistently applied throughout the periods involved.

Section 4.05   Absence of Certain Changes or Events.  Since the date of the most recent Wired balance sheet that was delivered by Wired to SnapTagz:

(a)           there has not been any adverse change in the business, operations, properties, assets or condition of Wired;

(b)           Wired has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which are outside of the ordinary course of business; (iv) made any change in its method of accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; or (vi) made any accrual or arrangement for, or payment of bonuses or special compensation of, any kind, or any severance or  termination pay to any present or former officer or employee; and

(c)           Wired has not become subject to any law or regulation, which adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Wired.

Section 4.06   Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge after diligent investigation by Wired and the Wired Majority Stockholder, threatened by or against Wired or affecting Wired or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

Section 4.07   No Conflicts; Compliance With Laws and Regulations.

(a)           Wired has complied with all applicable statutes and regulations of any federal, state or other applicable governmental entity or agency thereof.  Wired is not a party to or bound by, and the properties of Wired are not subject to, any judgment, order, writ, injunction, decree or award;

(b)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify, the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which Wired is a party or to which it or any of its assets, properties  or operations are subject; and

(c)           The execution, delivery and performance of this Agreement by Wired will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Wired or its capital stock; or (iii) violate or breach any contractual obligation to which Wired is a party or its capital stock bound.

Section 4.08   Material Transactions or Affiliations.  There exists no contract, agreement or arrangement between Wired and any predecessor or any Person who was at the time of such contract, agreement or arrangement an officer, director or Person owning of record or beneficially 5% or more of the issued and outstanding Wired common shares or Wired preferred shares.  No officer, director nor 5% stockholder has, or has had since the inception of Wired, any known interest, direct or indirect, contingent or otherwise, in any such transaction with Wired.  Wired has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated Person.

Section 4.09   SEC Reports.

(a)           Each filing made by Wired (the “Wired SEC Reports”) with the SEC (i) was prepared in accordance and complied with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC applicable thereunder to such Wired SEC Reports, and (ii) did not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b)           Each set of financial statements (including, in each case, any related notes thereto) contained in the Wired SEC Reports comply with the published rules and regulations of the SEC with respect thereto, and each fairly presents in all material respects the financial position of Wired at the respective dates thereof and the results of its operations and cash flows for the periods indicated; and

(c)           Wired is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act. Wired common stock has been registered under Section 12(g) of the Exchange Act, and Wired is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act.

ARTICLE V

PRE-CLOSING COVENANTS

On or before the Closing Date, the Parties shall have complied with and/or provided the following:

Section 5.01   Access to Properties and Records.  Each of Wired and SnapTagz, shall have afforded to the officers, directors, and holders of its equity that are signatories hereto and authorized representatives of the other full access to their respective properties, books and records in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Wired or SnapTagz, as the case may be, as the other shall from time to time reasonably request and without undue expense.

Section 5.02   Third Party Consents and Certificates.  Each of Wired, the Wired Majority Stockholder, SnapTagz, and the SnapTagz Equity Holders agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.03   Designation of Directors and Officers. Justin Jarman shall remain as Chief Executive Officer and shall resign as Director of Wired on the Closing Date, such resignation shall become effective immediately upon the execution of the Agreement. On the Closing Date, Steven Spiegel shall be appointed to the Wired Board as Chairman of Wired.

Section 5.04   Securities Law Compliance.  Each of Wired and SnapTagz understands and agrees that the consummation of this Agreement, including the issuance of the Wired Exchange Shares to the SnapTagz Equity Holders in exchange for the their respective SnapTagz Equity Interests as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Each of Wired and SnapTagz, agrees that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.  Furthermore:

(a)           In connection with the transactions contemplated by this Agreement, Wired and SnapTagz, shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the state where the SnapTagz Equity Holders reside, unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by the Parties to be appropriate; and

(b)           In order to more fully document reliance on the exemptions as provided herein, each Party shall execute and deliver to the others, at or prior to the Closing, such further letters of representation, acknowledgment, suitability or the like as a Party or its counsel may reasonably request in connection with reliance on exemptions from registration under the Securities Laws.

Section 5.05   Further Assurances.  Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to perform or fulfill any and all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each Party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF WIRED

The obligations of Wired under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by SnapTagz and the SnapTagz Equity Holders in this Agreement were true in all material respects when made and shall be true in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date).  SnapTagz shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by SnapTagz, prior to or at the Closing.  Wired shall be furnished with a certificate, signed by a duly authorized executive officer of SnapTagz, and dated the Closing Date, to the foregoing effect.

Section 6.02   Officer’s Certificate.  Wired shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of SnapTagz, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the knowledge of SnapTagz, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement by or against SnapTagz, which might result in a material adverse change in any of the assets, properties, business or operations of SnapTagz.

Section 6.03   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04   Consents.  All material consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of SnapTagz, after the Closing Date on the basis as presently operated, shall have been obtained.

Section 6.05 Other Items.  Wired shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Wired may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SNAPTAGZ
AND THE SNAPTAGZ EQUITY HOLDERS

The obligations of SnapTagz and the SnapTagz Equity Holders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01   Accuracy of Representations and Performance of Covenants. The representations and warranties made by Wired and the Wired Majority Stockholder in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, each of Wired and the Wired Majority Stockholder shall have fully performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Wired or the Wired Majority Stockholder, respectively.  SnapTagz shall be furnished with a certificate, signed by a duly authorized executive officer of Wired and dated the Closing Date, to the foregoing effect.

Section 7.02   Closing Certificate.   SnapTagz, shall have been furnished with a certificate, dated the Closing Date and signed by duly authorized executive officers of Wired, to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Wired Schedules, by or against Wired, which might result in any material adverse change in any of the business, condition (financial or otherwise), assets, properties or result of operations of Wired.

Section 7.03   Good Standing.   SnapTagz, shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date, certifying that Wired is in good standing as a corporation in the State of Nevada, including, without limitation, that Wired has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.04   No Governmental Prohibition.  No order, statute, rule, regulation executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.05   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Wired after the Closing Date on the basis as presently operated, shall have been obtained.

Section 7.06   No Debt.  Except as set forth on Schedule 7.06 attached hereto, Wired shall not have any debt as of the Closing Date.  For purposes of this Agreement, “Debt ” means any of the following: (a) all obligations of Wired for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of Wired (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of Wired; (d) all obligations under capital leases; (e) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any property of Wired, whether or not such Debt is assumed by Wired; (f) all Debt (as defined in the other clauses of this definition) of others guaranteed by Wired or in which Wired otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of Wired to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by Wired; or (j) any Debt of a partnership for which Wired is liable either by agreement, by operation of law or by a governmental requirement but only to the extent of such liability. The Debt shall include all obligations of Wired of the character described above to the extent Wired remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of Wired under GAAP.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Post-Closing Covenants.

(a)           Designation of Directors.  Justin Jarman shall resign as the director on the Closing Date, and such resignation shall become effective immediately upon the Closing.  On the Closing Date, Steven Spiegel shall be appointed to the board of directors of Wired;

(b)           Designation of Officers.  On the Closing Date, Justin Jarman shall hold all of his officer positions at Wired.

(c)           Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of SnapTagz, after the Closing Date, the Wired Majority Stockholder shall use its best efforts to provide such information available to the Wired Majority Stockholder, including, without limitation, information, filings, reports, financial statements or other circumstances of Wired occurring, reported or filed prior to the Closing, as may be necessary or required by Wired for the preparation of the reports that Wired is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing, and any SEC comments relating thereto or any SEC inquiry thereof;

(d)           Indemnification.

(i)           SnapTagz, shall indemnify and hold harmless Wired and its officers, directors and agents, and the Wired Majority Stockholder, from and against any and all losses, damages, fees, costs, expenses, obligations and liabilities (collectively, the “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other governmental or administrative agency proceedings in respect thereof, including enforcement of this Agreement (collectively, the “Actions” and together with the Liabilities, the “Losses”), arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Articles II and III, respectively, of this Agreement or (B) a material breach of any covenant or agreement in this Agreement or any related agreement,

(ii)           The Wired Majority Stockholder hereby agrees to indemnify SnapTagz, SnapTagz Majority Equity Holder and the SnapTagz Signatories, and their respective officers, directors and agents, from and against any and all Losses to which it or they may become subject arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Article IV of this Agreement or (B) a material breach of any covenant or agreement in this Agreement or any related agreement,

(iii)           Without limiting the foregoing, Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement,

(iv)           The indemnification provided for in this paragraph (d) shall survive the Closing and consummation of the transactions contemplated hereby, and termination of this Agreement.

Section 8.02   Brokers.  Each Party agrees that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Each Party agrees to indemnify the others against any claim by any third Person other than as set forth in a schedule hereto for any commission, brokerage or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third Person, whether express or implied, from the actions of the indemnifying party.

Section 8.03   Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 8.04   Notices.  All notices or other communications required or permitted by this Agreement shall be in writing and addressed as follows:

If to SnapTagz, to:	1559 East 38th Street
Brooklyn, New York, 11234
Attention: Steven Spiegel
Chief Executive Officer
Telephone: 718-753-0700

If to the SnapTagz
Majority Equity Holder, to:	Park Investment Holdings, LLC
1559 East 38th Street
Brooklyn, New York, 11234
Attention: Steven Spiegel
Telephone: 718-753-0700

If to any SnapTagz Signatory, to:	The address set forth opposite their
names in the signature pages hereto.

If to Wired, to:	Wired Associates Solutions, Inc.
711 South Carson Street, Suite 4
Carson City, Nevada, 89701
Attention: Justin Jarman
Telephone: 718-753-0700

If to the Wired Majority
Stockholder, to:	Park Investment Holdings, LLC
1559 East 38th Street
Brooklyn, NY 11234
Attention: Steven Spiegel
Telephone: 718-753-0700

In each case, with copies (which
shall not constitute notice) to:	Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Telephone: 732-395-4400
Fax: 732-395-4401

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Notice shall be deemed to have been duly received:

(a)           if given by fax or email, when transmitted and the appropriate confirmation received, as applicable, if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

(b)           if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and

(c)           if given by courier, messenger or other means, when received or personally delivered and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any Party to the other Parties pursuant to notice given by such Party in accordance with the provisions of this Section 8.04.

Section 8.05   Attorney’s Fees.  In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including, without limitation, reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.06   Confidentiality.  Each Party agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, such Party and such Party’s officers, directors, employees, advisors, agents or representatives (collectively, the “Representatives”) shall hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof (whether written or oral and regardless of whether such information is marked ‘Confidential’) from any Representative or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except to the extent such data or information is (i) public at no fault of the receiving Party; (ii) required by law to disclose; or (iii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each Party shall return to the other all documents and other materials obtained by it or on its behalf and shall destroy all electronic and paper copies, summaries, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 8.07   Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement, the existence of this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties.  Copies of any such filings, public announcements or disclosures, including, without limitation, any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 8.08   Third Party Beneficiaries.  This Agreement is strictly between Wired, the Wired Majority Stockholder, SnapTagz and each of the SnapTagz Equity Holders and, except as specifically provided, no other Person shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09   Expenses.  Subject to Articles VII and VIII herein, whether or not the Exchange is consummated, each of Wired and SnapTagz shall bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, the Exchange or any of the other transactions contemplated hereby.

Section 8.10   Entire Agreement.  This Agreement and the related documents referenced herein represent the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11   Survival; Termination.  The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument.  Signatures delivered by facsimile shall be deemed original signatures.

Section 8.13   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section 8.14   Separate Legal Counsel.  Each Party hereby acknowledges, agrees and represents and warrants to the other Parties that it has been represented by its own separate legal counsel, or has waived any conflict of interest, in connection with the preparation, negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby, and no such Party has relied on any other Party’s legal counsel or such other Party’s counsel’s advise in connection herewith.

[-Signature Pages Follow-]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above, and the corporate Parties have caused this Agreement to be executed by their respective officers, hereunto duly authorized.

WIRED ASSOCIATES SOLUTIONS, INC.

By:	/s/ Justin Jarman
Name: Justin Jarman
Title: Chief Executive Officer and Director

PARK INVESTMENT HOLDINGS, LLC

By:	/s/ Steven Spiegel
Name: Steven Spiegel
Title: Managing Member

SNAPTAGZ, LLC

By:	/s/ Steven Spiegel
Name: Park Investment Holdings, LLC
By: Steven Spiegel
Title: Managing Member

SNAPTAGZ MAJORITY EQUITY HOLDER

By:	/s/ Steven Spiegel
Name: Park Investment Holdings, LLC
By: Steven Spiegel

[Signature page to Share Exchange Agreement]

SNAPTAGZ SIGNATORY

By:	/s/ Tibor Rosenberg
Tibor and Irene Rosenberg 2371 S. Green Road Beachwood, OH 44122 (216) 382-1062

Total Membership Units: 3

[Signature page to Share Exchange Agreement]

SNAPTAGZ SIGNATORY

By:	/s/ David Abraham
David and Liana Abraham 24199 Wendover Drive Beachwood, OH 44122 (216) 381-0680

Total Membership Units: 3

[Signature page to Share Exchange Agreement]

SCHEDULE I

Name of SnapTagz Shareholder	Number of SnapTagz Membership Units Exchanged	Number of Wired Common Shares Issued *
Steven Spiegel	-	-
Tibor and Irene Rosenberg	-	-
David and Liana Abraham	-	-

*Approximate Amount

SNAPTAGZ EQUITY HOLDER DISCLOSURE SCHEDULES

[NONE]

WIRED DISCLOSURE SCHEDULES

Schedule 7.06:

Description	Amount

-	-